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Dan River Inc.                                     News Release
P.O. Box 261
Danville, Virginia 24543

For Immediate Release:  August 12, 1998
---------------------

Investor Relations Contact:
--------------------------
Scott D. Batson, Vice President-Finance
804-799-4113


         DAN RIVER INC. AND THE BIBB COMPANY SET SHAREHOLDER MEETINGS
                            FOR SEPTEMBER 28, 1998


     DANVILLE, VIRGINIA. Dan River Inc. (NYSE:DRF) and The Bibb Company (AMEX:BIB) announced today that their respective special meetings of stockholders called to approve the merger between Dan River and Bibb, initially scheduled for late August, have been rescheduled for Monday, September 28, 1998. The companies presently expect to mail proxy materials to stockholders on or prior to August 28, 1998.